Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
May 30, 2013
News Media
	Ruben Rodriguez	202-624-6620

Financial Community
	Douglas Bonawitz	202-624-6129

WGL Holdings, Inc. Announces Investment in Constitution Pipeline

WASHINGTON, DC – WGL Holdings, Inc. (NYSE: WGL), through its subsidiary, Capitol Energy Ventures Corp. (CEV), today announced its equity investment in Constitution Pipeline Company, LLC. The fully subscribed natural gas pipeline project will transport natural gas from the Marcellus region in northern Pennsylvania to major northeastern markets. CEV joins Williams Partners L.P., Cabot Oil and Gas Corporation and Piedmont Natural Gas in the project, and will invest an estimated $68 million.

“Our involvement in the Constitution Pipeline is a demonstration of our continued execution of our strategy to grow our portfolio of infrastructure assets. The project also adds incremental earnings growth from a regulated investment,” said WGL Holdings, Inc., Chairman and CEO Terry D. McCallister. “We are proud to join such highly regarded companies like Cabot Oil and Gas, Piedmont Natural Gas, and Williams Partners, as we work together to realize the growing potential of the abundant natural gas supplies from the Marcellus Shale formation.”

Construction of the pipeline is expected to begin in the third quarter 2014. The project is scheduled to be in service by March 2015, and transport at least 650,000 dekatherms of natural gas per day or the equivalent of providing 3 million homes daily with natural gas. An affiliate of Williams Partners will construct, operate and maintain the new 30-inch, 121-mile long transmission pipeline.

WGL Holdings, through its subsidiary CEV, will hold a 10 percent share in the pipeline venture.

Williams Partners will hold a 41 percent ownership share, Cabot Oil and Gas a 25 percent share, Piedmont Natural Gas, a 24 percent share through its wholly owned subsidiary.

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com

Fully contracted with long-term commitments from established natural gas producers currently operating in Pennsylvania, the pipeline will originate from the Marcellus production areas in Susquehanna County, Pa., and interconnect with the Iroquois Gas Transmission and Tennessee Gas Pipeline systems in Schoharie County, N.Y.

WGL Holdings is a provider of a broad range of energy solutions from clean, efficient natural gas and renewables to energy efficiency offerings. This portfolio of solutions assists customers across 21 states to find the answers to their energy questions. The addition of this asset demonstrates our continued commitment to identifying high-value opportunities that serve customers and shareholders.

In June, Constitution Pipeline expects to file a formal certificate application with Federal Energy Regulatory Commission (FERC), the federal agency charged with the regulation of interstate pipelines. More information about the Constitution Pipeline project can be found at www.constitutionpipeline.com.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

About WGL Holdings, Inc.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients, commercial solar projects, and the operations of WGSW, a holding company formed to invest in alternative energy assets and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

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WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com